Exhibit 5.4

May 11, 2012

Thompson Creek Metal Company Inc.

26 West Dry Creek Circle, Suite 810

Littleton, CO
80120 USA

Re:                             Thompson Creek Metals Company Inc.
Registration Statement on Form S-3 (File No. 333-170232)

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Thompson Creek Metals Company Inc., a British Columbia corporation (the “Company”) and Berg General Partner Corp., Blue Pearl Mining Inc., Berg Metals Limited Partnership, Terrane Metals Corp., and Thompson Creek Services ULC (collectively, the “British Columbia Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-170232 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), and the offering by the Company pursuant thereto of 8,000,000 Tangible Equity Units of the Company’s (the “tMEDS”), with each tMEDs consisting of a prepaid stock purchase contract (the “Stock Purchase Contract”) and a senior amortizing note issued by the Company (the “Senior Amortizing Note”). The Senior Amortizing Notes are being issued pursuant to the Indenture dated as of October 29, 2010 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as U.S. trustee (the “U.S. Trustee”), as supplemented by a third supplemental indenture thereto, dated May 11, 2012, relating to the Senior Amortizing Notes (the “Third Supplemental Indenture” and together with the Base Indenture, the “Indenture”) between the Company, the U.S. Trustee and Valiant Trust Company, as Canadian trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustees”).  The Stock Purchase Contracts are being executed and delivered by the Company pursuant to a Purchase Contract Agreement (the “Purchase Contract Agreement”) between the Company, Wells Fargo Bank, National Association, in its capacity as U.S. Trustee under the Indenture, Valiant Trust Company, in its capacity as Co-Trustee under the Indenture, and Wells Fargo Bank, National Association in its capacity as purchase contract agent and attorney-in-fact for the holders of Stock Purchase Contracts. Except as otherwise indicated herein, capitalized terms defined in the Registration Statement are used herein as defined in the Registration Statement.

Examinations

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)                                     the Registration Statement;

(ii)                                  for the Company, its Certificate Continuance, Notice of Articles and Articles (collectively herein referred to as the “Constating Documents”);

(iii)                               the Indenture and the Stock Purchase Contract;

(iv)                              certain resolutions of each of the board of directors of the Company adopted on October 29, 2010 and May 3, 2012 (the “Company Resolutions”) relating to, amongst other matters, the Offer; and

(v)                                 the officer’s certificate of the Company (the “Officer Certificate”), as to certain factual matters affecting the Company, as applicable, and certifying copies of the Constating Documents, and the Company Resolutions.

In addition, we have conducted such other investigations and examinations as we have deemed necessary to give the opinions hereinafter expressed, and we have examined originals, or copies identified to our satisfaction, of such minute books and other records of the Company and the British Columbia Guarantors, certificates of directors, officers and public officials and such other resolutions, certificates and documents as we have deemed necessary to give the opinions hereinafter expressed. We have also examined such other statutes and documents and have considered such questions of law as we have considered necessary for the purpose of rendering the opinions set forth below.

Assumptions and Reliances

In arriving at the opinion expressed below, we have relied on, without independent investigation, and have assumed:

(i)                                     the genuineness of all signatures on each document that we have examined;

(ii)                                  the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, whether photostatic, telecopied or otherwise;

(iii)                               the legal power, capacity and authority of all natural persons signing in their individual capacity; and

(iv)                              the accuracy of all factual matters contained in the Officer Certificate and the attachments thereto.

For the purposes of the opinion expressed in paragraph 1 below relating to the corporate existence of the Company, we have relied on the Constating Documents and the Certificate of Good Standing issued by the British Columbia Registrar of Companies dated May 11, 2012 and we have assumed there has been no change in the Company’s status since the date of such certificates.

Limitations

We express no opinion herein:

(i)                                     with respect to the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein which are in effect on the date hereof (“Applicable Laws”); and

(ii)                                  for clarity, with respect to any federal or state law of the United States.

Additionally, we disclaim any obligation to advise the addressee of this opinion or any other person of any change in law or any fact which may come or be brought to our attention after the date hereof.  This opinion is rendered solely with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, as of the date hereof.

Opinions

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

1.               The Company is validly existing as a corporation under the laws of the Province of British Columbia and is up to date with respect to the filing of annual returns under the Business Corporations Act (British Columbia).

2.               All necessary corporate action has been taken by the Company to authorize the execution and delivery of the Indenture, the Senior Amortizing Note and the Stock Purchase Contract, and the performance of the Company’s obligations thereunder.

3.               The Indenture, the Senior Amortizing Note and the Stock Purchase Contract have been duly executed and delivered in accordance with Applicable Laws (to the extent that their execution and delivery are governed by such laws) by the Company.

We understand that you wish to file this opinion letter as an exhibit to the Registration Statement, and we hereby consent thereto.  Such consent is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder. In addition, we also consent to Gibson, Dunn & Crutcher LLP relying on this opinion for the purpose of delivery its opinion to the Company dated the date hereof in respect of the Offer.

Very truly yours,

/s/Goodmans